Exhibit 99.1

   Zhone Technologies Reports Second Quarter 2006 Financial Results

    OAKLAND, Calif.--(BUSINESS WIRE)--July 20, 2006--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and video worldwide, today reported its results for the second quarter ended June 30, 2006.
    Revenue for the second quarter of 2006 was $54.2 million compared with $52.7 million for the first quarter of 2006 and $30.4 million for the second quarter of 2005. Net loss for the second quarter of 2006, calculated in accordance with generally accepted accounting principles ("GAAP"), was $13.1 million or $0.09 per share compared with a net loss of $3.9 million or $0.03 per share for the first quarter of 2006, and a net loss of $3.4 million or $0.04 per share for the second quarter of 2005. The second quarter 2006 results included a $7.2 million inventory write-off related to Zhone's legacy business. 2006 results also included incremental non-cash employee stock-based compensation expense associated with the implementation of SFAS 123R. Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $10.1 million for the second quarter of 2006, compared to pro forma EBITDA earnings of $0.2 million for the first quarter of 2006 and pro forma EBITDA earnings of $39,000 for the second quarter of 2005.
    "Despite the sequential quarterly growth of our SLMS and optical businesses and increase in our cash balances, the second quarter was hampered by a greater than expected decline in legacy revenues as well as the significant drop in gross margins caused largely by the write-off of inventory in some of our legacy products," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "We hope to improve our gross margins in the future through cost reductions driven by outsourced manufacturing of certain products."
    Demand for Zhone's DSL products remains strong with port shipments having increased to over 400,000 ports in the second quarter. This represents an increase of more than 35% over the first quarter, which had previously been the company's biggest quarter ever for DSL shipments. Zhone was the third largest North American supplier of DSL access ports for 2005 according to analyst firm Broadband Trends.
    Zhone continued to maintain its broad base of service provider customers with sales into each of its operating regions and with no single account representing over 10% of revenue. Service providers continue to migrate to the next generation IP based networks, installing Zhone's innovative solutions to enhance their service offerings with IPTV, VoIP and broadband. Zhone products are interoperable with more VoIP softswitch platforms and protocols than those of any other equipment provider in the industry.
    Zhone will hold a conference call today, July 20, 2006, at approximately 5:00 p.m. Eastern Time to review its second quarter results. This call is open to the public by dialing +1 (800) 901-5218 for U.S. callers and +1 (617) 786-4511 for international callers and then entering passcode 65427223. The audio webcast will be simultaneously available on the Investor Relations section of Zhone's website at http://www.zhone.com/about/investors/ .
    A replay of the conference call will be available for approximately one week after the original call by dialing +1 (888) 286-8010 for U.S. callers and +1 (617) 801-6888 for international callers and then entering passcode 82526347. An audio webcast replay will also be available online at www.zhone.com/about/investors/ for approximately one week following the original call.

    Non-GAAP Financial Measures

    To supplement Zhone's consolidated financial statements presented in accordance with GAAP, Zhone uses pro forma EBITDA, a non-GAAP measure Zhone believes is appropriate to enhance an overall understanding of Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.

    Forward-looking statements

    This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of our SLMS and optical products; intense competition in the communications equipment market; our ability to execute on our strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov, including without limitation, Zhone's annual report on Form 10-K for the year ended December 31, 2005 and Zhone's quarterly report on Form 10-Q for the quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

    About Zhone Technologies, Inc.

    Zhone (Nasdaq:ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
    Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) ATM/IP DSLAMs, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With deployments at over 600 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.
Copyright (C) 2006 Zhone Technologies, Inc. All rights reserved.


                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                       Three Months Ended (a)     Six Months Ended (a)
                   ------------------------------ --------------------
                    June 30,  March 31, June 30,   June 30,  June 30,
                      2006      2006      2005       2006      2005
                   ---------- --------- --------- ---------- ---------

Net revenue        $  54,214  $ 52,686  $ 30,445  $ 106,900  $ 58,008
Cost of revenue       42,291    32,504    17,621     74,795    33,188
Stock-based
 compensation            235       321        25        556        52
                   ---------- --------- --------- ---------- ---------
Gross profit          11,688    19,861    12,799     31,549    24,768
                   ---------- --------- --------- ---------- ---------
Operating expenses:
  Research and
   product
   development (b)     9,817     8,612     5,606     18,429    11,575
  Sales and
   marketing (b)      10,684     9,590     6,765     20,274    12,950
  General and
   administrative (b)  3,627     3,511       863      7,138     2,908
  Amortization and
   impairment of
   intangible
   assets                559     1,898     2,257      2,457     4,514
                   ---------- --------- --------- ---------- ---------
    Total
     operating
     expenses         24,687    23,611    15,491     48,298    31,947
                   ---------- --------- --------- ---------- ---------

    Operating loss   (12,999)   (3,750)   (2,692)   (16,749)   (7,179)
Other expense, net       (46)      (47)     (648)       (93)   (1,254)
                   ---------- --------- --------- ---------- ---------
    Loss before
     income taxes    (13,045)   (3,797)   (3,340)   (16,842)   (8,433)
Income tax
 provision                55       107        15        162        53
                   ---------- --------- --------- ---------- ---------
    Net loss        ($13,100)  ($3,904)  ($3,355)  ($17,004)  ($8,486)
                   ========== ========= ========= ========== =========

Basic and diluted
 net loss per share   ($0.09)   ($0.03)   ($0.04)    ($0.11)   ($0.09)
Weighted average
 shares outstanding
 used to compute
 basic and diluted
 net loss per share  148,721   148,139    94,385    148,430    94,146

(a) 2006 includes incremental employee stock-based compensation expense associated with the implementation of SFAS 123R. 2005 stock- based compensation expense has been reclassified to conform to current year presentation.

(b) Amounts include stock-based compensation cost as follows:
  Research and
   product
   development           391       538        60        929       119
  Sales and
   marketing             332       444        51        776       102
  General and
   administrative        478       168        16        646        34
                   ---------- --------- --------- ---------- ---------
                       1,201     1,150       127      2,351       255

GAAP net loss       ($13,100)  ($3,904)  ($3,355)  ($17,004)  ($8,486)
Stock-based
 compensation          1,436     1,471       152      2,907       307
Interest expense,
 net                     235        (1)      591        234     1,188
Income Taxes              55       107        15        162        53
Depreciation             678       587       379      1,265       805
Amortization and
 impairment of
 intangible assets       559     1,898     2,257      2,457     4,514
                   ---------- --------- --------- ---------- ---------
Non-GAAP pro forma
 EBITDA             ($10,137) $    158  $     39    ($9,979)  ($1,619)
                   ========== ========= ========= ========== =========

Revenue by product
 line:
  SLMS                35,272    33,155     9,852     68,427    18,945
  Legacy and
   Service            12,690    14,673    14,447     27,363    27,179
  Optical
   Transport           6,252     4,858     6,146     11,110    11,884
                   ---------- --------- --------- ---------- ---------
                      54,214    52,686    30,445    106,900    58,008
                   ---------- --------- --------- ---------- ---------


               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

                                               June 30,   December 31,
                                                 2006         2005
                                              ----------- ------------

                   Assets
Current assets:
Cash, cash equivalents and short-term
 investments                                  $   71,811   $   71,140
Accounts receivable                               39,338       35,392
Inventories                                       47,520       48,370
Prepaid expenses and other current assets          3,700        5,811
                                              -----------  -----------
Total current assets                             162,369      160,713
                                              -----------  -----------
Property and equipment, net                       24,005       24,097
Goodwill                                         180,001      180,001
Other acquisition-related intangible assets        3,503       14,638
Restricted cash                                      547          547
Other assets                                          79          109
                                              -----------  -----------
Total assets                                  $  370,504   $  380,105
                                              ===========  ===========
    Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                              $   22,809   $   17,912
Line of credit                                    14,500       14,500
Current portion of long-term debt                  1,718        1,170
Accrued and other liabilities                     23,358       24,610
                                              -----------  -----------
Total current liabilities                         62,385       58,192
Long-term debt, less current portion              26,938       28,597
Other long-term liabilities                        1,516        1,527
                                              -----------  -----------
Total liabilities                                 90,839       88,316
                                              -----------  -----------
Stockholders' equity:
Common stock                                         149          148
Additional paid-in capital                     1,055,229    1,051,320
Other stockholders' equity                          (415)      (1,385)
Accumulated deficit                             (775,298)    (758,294)
                                              -----------  -----------
Total stockholders' equity                       279,665      291,789
                                              -----------  -----------
Total liabilities and stockholders' equity    $  370,504   $  380,105
                                              ===========  ===========

    CONTACT: Zhone Technologies, Inc.
             Susie Choy, 510-777-7013 (Investors)
             investor-relations@zhone.com
             fax: 510-777-7001
             Jessica Mullens, 510-777-7020 (Media)
             public-relations@zhone.com
             fax: 510-777-7001